                                                                     EXHIBIT 23


                                BARRY L. FRIEDMAN
                           CERTIFIED PUBLIC ACCOUNTANT

1582 TULITA DRIVE                                        OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                                  FAX NO. (702) 896-0278



To Whom It May Concern:                                        October 27, 2000

        The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of October 27, 2000, on the Financial Statements of AMERICAN TOY VENDING, INC., as of September 30, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ Barry L. Friedman
---------------------------
Barry L. Friedman
Certified Public Accountant